Cogentix Medical Announces Preliminary Results
for the Quarter Ended December 31

Revenue Expected to be Approximately $13.6 Million
Company Expects to Report Positive Cash Operating Profit

MINNEAPOLIS, MN, February 2, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today announced preliminary unaudited revenue for the quarter ended December 31, 2015.

Overview of Quarter Ended December 31, 2015

•	Revenue is expected to be approximately $13.6 million, representing a 104% increase from the year ago period and an 18% increase from the pro forma combined revenue of Uroplasty and Vision-Sciences in the same period last year.
•	U.S. Urgent® PC revenue is expected to increase approximately 30% and revenue from U.S endoscopy technologies is expected to increase approximately 26% from the pro forma revenue in the year ago period.
•	Cash operating profit (excluding all non-cash items and merger related costs) is expected to be positive in the quarter.
•	Final results for the quarter and year ended December 31, 2015 are scheduled to be released after market close on March 3, 2016.

“Our U.S. sales organization continued to execute during our most recent quarter as we generated solid growth from our Urgent PC and endoscopy product lines,” said Rob Kill, President and CEO of Cogentix Medical. “At the same time, we effectively managed our operations during the quarter and expect to generate a cash operating profit for the first time in the company’s history. We expect to issue full financial results for the quarter and the year on March 3, 2016, as well as provide our outlook for calendar year 2016, including an update on the PTNS competitive environment.”

These statements about estimated results are preliminary as Cogentix Medical’s fourth quarter and fiscal year-end books are not yet closed.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB).  OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency.  For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  Forward-looking statements in this press release include, but are not limited to, statements about our preliminary fourth quarter 2015 financial results; and our plans, objectives, expectations and intentions with respect to future operations, products and services.  Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  For example, the preliminary fourth quarter 2015 financial numbers provided in this press release are prior to the completion of our internal financial reporting processes and reviews and therefore are subject to adjustment.  Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of our control; the failure to realize synergies and cost-savings from the merger transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on our business relationships with third parties; transaction and merger-related costs; actual or contingent liabilities; the adequacy of our capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015, as well as our subsequent quarterly reports on Form 10-Q and other information filed by us with the SEC.  We caution investors not to place considerable reliance on the forward-looking statements contained in this presentation.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.  Our businesses are subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.